Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 30, 2007 relating to the balance sheets of Infusion Solutions, Inc. as of February 28, 2007 and December 31, 2006 and the related statements of income, shareholders’ equity and cash flows for the period from January 1, 2007 to February 28, 2007 and the year ended December 31, 2006 in this Form S-1 Registration Statement and any amendment thereto of Critical Homecare Solutions Holdings, lnc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Mahoney Sabol & Company, LLP

Glastonbury, Connecticut

October 10, 2007